Exhibit 99.1

PRESS RELEASE

April 21, 2009

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams/Chief Financial Officer
(252) 925-5525
(252) 925-3131 facsimile
Gary.Adams@ecbbancorp.com

FOR IMMEDIATE RELEASE

ECB HOLDS ANNUAL MEETING – REPORTS 2009

FIRST QUARTER FINANCIAL RESULTS UP 19.8%

ENGELHARD, NC– At ECB Bancorp Inc.’s (NASDAQ: ECBE) (“ECB” or the “Company”) 2009 Annual Meeting held on April 21, 2009, the shareholders reelected three existing directors-George T. Davis, Jr. of Swan Quarter, Gregory C. Gibbs of Engelhard and John F. Hughes, Jr. of Manteo – for new three-year terms.

Arthur H. Keeney III, ECB’s President and Chief Executive Officer, presided over the meeting, which included a video presentation updating the shareholders on significant events during 2008. The video highlighted the Company’s 2008 financial results and discussed its continued service expansion into new markets, including the newest office, Leland (Brunswick County), in 2008. The video also spotlighted an interview with retiring President Keeney on his tenure at ECB. During his leadership the Bank implemented a “BEST” strategic initiative (“Excellence in Community Banking”) that changed the Bank’s culture by placing emphasis on the communities it serves, opened 13 new branches from the South Carolina border to the Virginia border, introduced 21 new products and services, raised over $30 million in common stock offerings and increased totals assets over 400%. President Keeney was distinguished by being appointed to serve as a member of the NC Banking Commission (1998-2005) and being elected by his peers as Chairman of the North Carolina Bankers Association in 2006-2007. Chairman R.S. Spencer, Jr. and the Board paid a special tribute to President Keeney. Besides being presented with a handsome captain’s chair for his years of dedicated service, Chairman Spencer announced the establishment of the Art and Alice Keeney Scholarship Endowment for Beaufort County Community College (BCCC).

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Washington Mayor Judy Jennette, who is also the Executive Director for the BCCC Foundation, was present to accept the scholarship endowment. President Keeney has served on the BCCC Foundation as a Trustee/Board member for over seven years.

2009 FIRST QUARTER HIGHLIGHTS

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Net income for the three months ended March 31, 2009 totaled $1,253,000, a 19.8% increase over the $1,046,000 net income for the three months ended March 31, 2008. After adjusting for $207,000 in preferred stock dividends and accretion of warrant discount, net income available to common stockholders for the three months ended March 31, 2009 was $1,046,000. The net income of $1,253,000 for the three months ended March 31, 2009 also compares to net income of $262,000 for the quarter ended December 31, 2008.

•	Net interest income for the 2009 first quarter rose 21.0 % to $6,012,000 from $4,970,000 a year ago.

•	Consolidated assets increased 21.1% to $865,383,000 at March 31, 2009 from $714,562,000 at March 31, 2008.

•	Loans increased 13.4 % to $550,639,000 at March 31, 2009 from $485,774,000 at March 31, 2008.

•	Deposits increased 23.8 % to $688,082,000 at March 31, 2009 from $555,591,000 at March 31, 2008.

•	Net interest margin increased to 3.12% for the quarter ended March 31, 2009 and compares to 2.70% for the three months ended December 31, 2008.

•

Noninterest income decreased slightly to $1,963,000 for the three months ended March 31, 2009 compared to $1,998,000 for the same period in 2008. Noninterest income for the first quarter 2008 included a distribution from Visa® International’s initial public offering in the amount of $386,000 and as a member of Visa®, we received the proceeds for the redemption of approximately 9,000 shares of Class B common stock.

•

Noninterest expense increased 4.1% to $5,472,000 for the three months ended March 31, 2009 compared to $5,257,000 for the same period in 2008. While we continue to monitor our non-interest expenses closely as cost containment remains one of our principal goals, the increase in non-interest expense for the first quarter 2009 over the first quarter 2008 was almost entirely due to premium payments to the FDIC insurance fund.

•	Cash dividend remained unchanged at $0.1825 per share for the quarter ended March 31, 2009 or $0.73 per share on an annualized basis.

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“We are pleased with our solid financial performance in the first quarter of 2009”, Arthur H. Keeney III, President and CEO stated. “At March 31, 2009, our non-performing loans to period-end loans decreased to 1.43% from the 1.85% reported at December 31, 2008 and the 2.27% reported at September 30, 2008. Management continues to expect minimal losses on these well-collateralized, non-performing loans. Our provision for loan losses totaled $750,000 for the quarter ended March 31, 2009 and compares to a provision of $1,110,000 for the quarter ended December 31, 2008 and $330,000 for the three months ended March 31, 2008.

“On January 16, 2009, we completed the issuance and sale of $17.9 million in senior cumulative preferred stock under the U.S. Treasury Department’s Capital Purchase Program (CPP). Although prior to that transaction our capital was well above the level at which banks and bank holding companies are classified as “well capitalized” under the capital adequacy guidelines of the FDIC and the Federal Reserve, respectively, we were encouraged to participate in this program intended for financially strong institutions.

“Our asset quality remains comfortably above peer average and our balance sheet and capital levels remain strong. Margins are improving and non-performing loans are decreasing. Costs are under control and liquidity is good. Earnings are improving and to date we have been able to maintain our dividend,” summarized Keeney. “We are very encouraged for what we see as a bright future for ECB Bancorp.”

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 24 offices covering eastern North Carolina from Currituck to Ocean Isle Beach and Greenville to Hatteras. The Bank also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors,

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which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of the Company’s management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to pressures on the earnings, capital and liquidity of financial institutions in general, resulting from current and future conditions in the credit and equity markets, the financial success or changing strategies of the Company’s customers, actions of government regulators, the level of market interest rates, weather and similar conditions, particularly the effect of hurricanes on the Company’s banking and operations facilities and on the Company’s customers and the communities in which it does business, changes in general economic conditions and the real estate values in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral). Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance, or achievements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements in this paragraph. The Company has no obligations, and does not intend, to update these forward-looking statements.

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See 3 pages of financial information attached

ECB BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

March 31, 2009, December 31, 2008 and March 31, 2008

(Dollars in thousands, except per share data)

	March 31, 2009	December 31, 2008*	March 31, 2008
	(unaudited)		(unaudited)
Assets
Non-interest bearing deposits and cash	$12,604	$15,897	$13,604
Interest bearing deposits	882	902	3,075
Overnight investments	1,430	—	7,150

Total cash and cash equivalents	14,916	16,799	23,829

Investment securities
Available-for-sale, at market value (cost of $244,872, $237,638 and $159,903 at March 31, 2009, December 31, 2008 and March 31, 2008, respectively)	247,663	239,709	160,874

Loans	550,639	538,836	485,774
Allowance for loan losses	(4,828)	(5,931)	(4,379)

Loans, net	545,811	532,905	481,395

Real estate and repossessions acquired in settlement of loans, net	6,476	3,724	121
Federal Home Loan Bank common stock, at cost	5,431	3,859	4,309
Bank premises and equipment, net	25,482	25,737	24,916
Accrued interest receivable	4,527	4,663	4,522
Bank owned life insurance	8,429	8,347	8,119
Other assets	6,648	6,108	6,477

Total	$865,383	$841,851	$714,562

Liabilities and Shareholders’ Equity
Deposits
Demand, noninterest bearing	$84,180	$90,197	$90,026
Demand, interest bearing	106,678	99,011	99,841
Savings	17,216	16,882	18,478
Time	480,008	423,062	347,246

Total deposits	688,082	629,152	555,591

Payable, settlement for securities purchased	—	53,426	—
Accrued interest payable	2,023	2,889	2,956
Short-term borrowings	62,161	57,716	56,300
Long-term obligations	21,000	26,000	26,000
Other liabilities	5,192	4,725	5,917

Total liabilities	778,458	773,908	646,764

Shareholders’ equity
Preferred stock, Series A	17,258	—	—
Common stock, par value $3.50 per share	9,956	9,956	10,145
Capital surplus	25,636	25,707	26,849
Warrants	716	—	—
Retained earnings	31,663	31,026	30,227
Accumulated other comprehensive income (loss)	1,696	1,254	577

Total shareholders’ equity	86,925	67,943	67,798

Total	$865,383	$841,851	$714,562

Common shares outstanding	2,844,489	2,844,489	2,909,699
Common shares authorized	10,000,000	10,000,000	10,000,000
Preferred shares outstanding	17,949	—	—
Preferred shares authorized	2,000,000	—	—

Derived from audited consolidated financial statements.

ECB BANCORP, INC. AND SUBSIDIARY

Consolidated Income Statements

For three months ended March 31, 2009 and 2008

(Dollars in thousands, except per share data)

	Three months ended March 31,
	2009	2008
	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$7,347	$7,957
Interest on investment securities:
Interest exempt from federal income taxes	319	334
Taxable interest income	2,530	1,259
Dividend income	30	64
Other Interest	3	70

Total interest income	10,229	9,684

Interest expense:
Deposits:
Demand accounts	186	296
Savings	11	23
Time	3,595	3,903
Short-term borrowings	196	443
Long-term obligations	199	49
Other interest	30	—

Total interest expense	4,217	4,714

Net interest income	6,012	4,970
Provision for loan losses	750	330

Net interest income after provision for loan losses	5,262	4,640

Noninterest income:
Service charges on deposit accounts	876	846
Other service charges and fees	267	269
Mortgage origination brokerage fees	291	307
Net gain on sale of securities	405	75
Income from bank owned life insurance	82	89
Other operating income	42	412

Total noninterest income	1,963	1,998

Noninterest expenses:
Salaries	2,069	2,036
Retirement and other employee benefits	751	832
Occupancy	480	452
Equipment	388	422
Professional fees	297	210
Supplies	56	82
Telephone	152	177
FDIC Insurance	255	76
Other operating expenses	1,024	970

Total noninterest expenses	5,472	5,257

Income before income taxes	1,753	1,381
Income taxes	500	335

Net Income	1,253	1,046

Preferred stock dividends	182	—
Accretion of discount	25	—
Income available to common shareholders	$1,046	$1,046

Net income per share – basic	$0.37	$0.36

Net income per share – diluted	$0.37	$0.36

Weighted average shares outstanding – basic	2,842,017	2,911,620

Weighted average shares outstanding – diluted	2,843,398	2,913,142

ECB Bancorp, Inc. Supplemental Quarterly Financial Data (unaudited)

(Dollars in thousands, except per share data)

	3/31/2009	12/31/2008	09/30/2008	06/30/2008	3/31/08
Income Statement Data:
Interest income	$10,229	$9,712	$9,874	$9,828	$9,684
Interest expense	4,217	5,056	4,574	4,481	4,714

Net interest income	6,012	4,656	5,300	5,347	4,970
Provision for loan losses	750	1,110	440	570	330
Net after provision expense	5,262	3,546	4,860	4,777	4,640
Noninterest income	1,963	1,219	1,865	1,727	1,998
Noninterest expense	5,472	4,792	5,476	5,108	5,257
Income (loss) before income taxes	1,753	(27)	1,249	1,396	1,381
Income taxes	500	(289)	240	294	335

Net Income	1,253	262	1,009	1,102	1,046
Preferred stock dividend & accretion of discount	207	—	—	—	—

Net Income available to common shareholders	$1,046	$262	$1,009	$1,102	$1,046

Per Share Data and Shares Outstanding:
Net income – basic	$0.37	$0.09	$0.35	$0.38	$0.36
Net income – diluted	0.37	0.09	0.35	0.38	0.36
Cash dividends	0.1825	0.1825	0.1825	0.1825	0.1825
Book value at period end	30.56	23.89	22.88	22.43	23.30
Dividend payout ratio	49.32%	202.78%	52.14%	48.03%	50.69%
Weighted-average number of common shares outstanding:
Basic	2,842,017	2,851,292	2,883,121	2,891,931	2,911,620
Diluted	2,843,398	2,857,712	2,888,466	2,897,399	2,913,142
Shares outstanding at period end	2,844,489	2,844,489	2,887,996	2,888,896	2,909,699

Balance Sheet Data:
Total assets	$865,383	$841,851	$767,768	$738,040	$714,562
Loans - gross	550,639	538,836	524,337	516,492	485,774
Allowance for loan losses	4,828	5,931	5,077	4,739	4,379
Investment securities	247,663	239,709	154,077	157,589	160,874
Interest earning assets	806,045	783,306	704,524	679,708	661,182
Premises and equipment, net	25,482	5,737	25,250	25,143	24,916
Total deposits	688,082	629,152	619,019	578,273	555,591
Short-term borrowings	62,161	57,716	45,674	60,928	56,300
Long-term obligations	21,000	26,000	26,000	26,000	26,000
Shareholders’ equity	86,925	67,943	66,086	64,806	67,798

Selected Performance Ratios (annualized):
Return on average assets	0.58%	0.14%	0.54%	0.61%	0.62%
Return on average shareholders’ equity	5.98%	1.59%	6.23%	6.52%	6.17%
Net interest margin	3.12%	2.70%	3.14%	3.33%	3.37%
Efficiency ratio	66.52%	80.93%	73.81%	69.73%	72.68%

Asset Quality Ratios:
Nonperforming loans to period-end loans	1.43%	1.85%	2.27%	0.12%	0.27%
Allowance for loan losses to period-end loans	0.88%	1.10%	0.97%	0.92%	0.90%
Allowance for loan losses to nonperforming loans	61%	59%	43%	752%	336%
Net charge-offs to average loans (annualized)	1.37%	0.19%	0.08%	0.17%	0.03%

Capital Ratios:
Equity-to-assets ratio	10.04%	8.07%	8.61%	8.78%	9.49%
Leverage Capital Ratio	9.87%	8.65%	9.00%	9.28%	10.02%
Tier 1 Capital Ratio	13.54%	10.83%	11.31%	11.52%	12.07%
Total Capital Ratio	14.31%	11.80%	12.16%	12.33%	12.86%

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